SIXTH AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS SIXTH AMENDMENT, effective as of March 26, 2018, to the Fund Administration Servicing Agreement, dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the series of the Company to add a new Fund; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend and restate Exhibit B of the Agreement for the purposes of adding the Abbey Capital Multi-Asset Fund to the Agreement. Exhibit B of the Agreement is hereby replaced with the Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

THE RBB Fund, Inc.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Salvatore Faia	By:	/s/ Anita Zagrodnik

Printed Name:	Salvatore Faia	Printed Name:	Anita Zagrodnik
Title:	President	Title:	Senior Vice President
Date:	March 18, 2018	Date:	March 15, 2018

Exhibit B to the Fund Administration Servicing Agreement – The RBB Fund, Inc.

Fund Name

Funds with Fee Schedule Exhibit J:

Abbey Capital Futures Strategy Fund

Abbey Capital Multi-Asset Fund